Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-147246) on Form S-8 of Solar Power, Inc. of our report dated April 16, 2012 with respect to the consolidated balance sheet of Solar Power, Inc. as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 31, 2011 annual report on Form 10-K of Solar Power, Inc.

/s/ KPMG LLP
San Francisco, California
April 16, 2012